Exhibit 99.1

Contacts:	Roy I. Lamoreaux Director, Investor Relations 713-646-4222 — 800-564-3036	Al Swanson Senior Vice President & CFO 713-646-4455 — 800-564-3036
FOR IMMEDIATE RELEASE
Plains All American Pipeline, L.P. Prices
Public Offering of Common Units
     (Houston — November 16, 2010) Plains All American Pipeline, L.P. (NYSE: PAA) announced today that it has priced an underwritten public offering of 4,200,000 of its common units representing limited partner interests at $62.60 per common unit. The offering is expected to close on November 19, 2010. The Partnership has also granted the underwriters a 30-day option to purchase up to 630,000 additional common units to cover over-allotments, if any.
     The Partnership intends to use the net proceeds from the offering, including the proceeds from any exercise of the over-allotment option, to reduce outstanding borrowings under its credit facilities and for general partnership purposes. Amounts repaid under the Partnership’s credit facilities may be reborrowed to fund its ongoing capital program, potential future acquisitions, including the pending Nexen acquisition, or for general partnership purposes.
     Citi, BofA Merrill Lynch, Morgan Stanley and Wells Fargo Securities are joint book-running managers of the offering.
     When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from the underwriters as follows:

Citi Brooklyn Army Terminal Attention: Prospectus Delivery Dept. 140 58th Street, Brooklyn, NY 11220 Telephone: (800) 831-9146 batprospectusdept@citi.com	Morgan Stanley Attn: Prospectus Dept. 180 Varick Street, 2nd Floor New York, NY 10014 Tel: (866) 718-1649 Email: prospectus@morganstanley.com

BofA Merrill Lynch 4 World Financial Center New York, New York 10080 Attn: Prospectus Department dg.prospectus_requests@baml.com	Wells Fargo Securities Attn: Equity Syndicate Dept. 375 Park Avenue New York, New York 10152 cmclientsupport@wellsfargo.com Phone: (800) 326-5897

     The common units were offered and sold pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.
     Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, the stability of the capital markets and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil and other petroleum-related products discussed in the Partnership’s filings with the Securities and Exchange Commission.
     Plains All American Pipeline, L.P. is a publicly-traded master limited partnership engaged in the transportation, storage, terminalling and marketing of crude oil, refined products and liquefied petroleum gas and other natural gas related petroleum products. Through its general partner interest and majority equity ownership position in PAA Natural Gas Storage, L.P. (NYSE: PNG), PAA is also engaged in the development and operation of natural gas storage facilities. PAA is headquartered in Houston, Texas.
# # #